Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4/A) of Palo Alto Networks, INC. dated September 26, 2025, and to the incorporation by reference therein of our reports dated March 12, 2025, with respect to the consolidated financial statements of CyberArk Software Ltd. and the effectiveness of internal control over financial reporting of CyberArk Software Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2024 filed with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer

KOST FORER GABBAY & KASIERER

A Member of EY Global

September 26, 2025